Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 25, 2002, accompanying the consolidated financial statements contained in the Annual Report of Alliance Bancshares California on Form 10-KSB for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Alliance Bancshares California on Form S-8 (File No. 33-397685).

Grant Thornton LLP

Los Angles, California
March 28, 2003